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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE              For More Information, Contact:
March 31, 2003                     Randall K. Boatright, Chief Financial Officer
                                   (210) 495-8787

DEXTERITY SURGICAL, INC. REPORTS YEAR END RESULTS

San Antonio, Texas March 31, 2003--- Dexterity Surgical Inc. (OTC BB: DEXT) reports results from operations for the year ended December 31, 2002. The 2002 net loss applicable to common stock was $3,369,000 or $.28 per basic and diluted share, versus the 2001 loss of $16,028,000 or $1.38 per basic and diluted share.

The net loss applicable to common stock for the fourth quarter ended December 31, 2002 was $720,000 or $.06 per basic and diluted share, as compared to $13,280,000 or $1.12 per basic and diluted share for the fourth quarter ended December 31, 2001.

Richard Woodfield, President and CEO of the Company, stated: "Regarding the sale of the Company's major asset, work continues to bridge the gap between the letter of intent and a definitive agreement that meets the needs of both the buyer and the Company. Once this task is completed, we will immediately address settlement issues with our creditors in a manner beneficial to the shareholders. There are no assurances we will be able to reach a final agreement with the buyer or a settlement with the creditors that will be acceptable to all parties. Nevertheless, we will continue to work toward an outcome that makes sense to all Dexterity Surgical stakeholders."

ABOUT DEXTERITY

Since the introduction of the first Pneumo Sleeve and Protractor in 1995, Dexterity Surgical, Inc. has pioneered the field of Hand Assisted Laparoscopic Surgery. The Company's goal is to provide focused segments of the minimally invasive surgical marketplace with products that enhance patient outcome, increase surgical flexibility and reduce health care costs.

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in the Company's annual and quarterly reports filed with the Securities and Exchange Commission.

                            DEXTERITY SURGICAL, INC.
                              Financial Highlights

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                                                     Quarter Ended                         Year Ended
                                                      December 31                          December 31
                                                 2002              2001               2002              2001
Net sales                                  $     665,000     $     744,000      $   2,060,000     $   4,166,000

EBITDA                                     $     140,000     $ (12,357,000)     $    (539,000)    $ (12,322,000)

Net loss applicable to common stock        $    (720,000)    $ (13,280,000)     $  (3,369,000)    $ (16,028,000)

Basic and diluted loss per share           $        (.06)    $       (1.12)     $        (.28)    $       (1.38)

Weighted average shares outstanding           12,121,492        11,907,362         12,121,492        11,619,853
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